Exhibit (a)(1)(D)

State Street Bank and Trust Company of California, N.A.

CIENA CORPORATION AND CYRAS SYSTEMS, LLC

Offer to Purchase for Cash

All of the Outstanding Cyras Systems, LLC
4 1/2% Convertible Subordinated Notes
Due August 15, 2002 at $1,189.42
Per $1,000 Principal Due at Maturity
(CUSIP Number 23281W-AA-9)

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 29, 2002, UNLESS THE OFFER IS EXTENDED.

April 1, 2002

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

      In our capacity as Depositary, we are enclosing the material listed below relating to the offer of CIENA Corporation, a Delaware corporation (“CIENA”), and its wholly-owned subsidiary, Cyras Systems, LLC, a Delaware limited liability company (“Cyras”), to purchase all of the outstanding Cyras Systems, LLC 4 1/2% Convertible Subordinated Notes due August 15, 2002 at a price to be paid in cash of $1,189.42 per $1,000 principal due at maturity (the “Offer Consideration”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 1, 2002 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, as amended from time to time, together constitute the “Offer”).

      CIENA and Cyras will purchase all Notes properly tendered and not validly withdrawn, upon the terms and subject to the conditions of the Offer.

      The Offer Consideration will be paid in cash with respect to all Notes purchased. The Offer is subject to certain conditions. See Section 5 of the Offer to Purchase.

      We are asking you to contact your clients for whom you hold Notes registered in your name (or in the name of your nominee). Please bring the Offer to their attention as promptly as possible. CIENA will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

      For your information and for forwarding to your clients, we are enclosing the following documents:

l. The Offer to Purchase.

2. The Letter of Transmittal for your use and for the information of your clients together with the accompanying Substitute Form W-9.

3. A letter to the Noteholders from the President and Chief Executive Officer of CIENA.

4. The Notice of Guaranteed Delivery to be used to accept the Offer if the required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase).

5. A letter that may be sent to your clients for whose accounts you hold Notes registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the Offer.

      We urge you to contact your clients as promptly as possible. Please note that the Offer and withdrawal rights expire at 5:00 p.m., New York City time, on April 29, 2002, unless the Offer is extended.

      CIENA will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Notes pursuant to the Offer. CIENA will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers.

      The Board of Directors of CIENA and the sole member of Cyras have approved the making of the Offer. However, Noteholders must make their own decisions whether to tender Notes and, if so, the amount of Notes to tender. Neither CIENA or its Board of Directors nor Cyras or its member make any recommendation to any Noteholder as to whether to tender or refrain from tendering Notes. CIENA and Cyras have been advised that none of their directors and officers hold Notes. Noteholders should note that as of the date of this tender offer, the conversion price for CIENA common stock contained in the Notes is higher than the market price of CIENA common stock. Noteholders are urged to obtain a current market price for the CIENA common stock.

      In order to tender Notes in the Offer, a duly executed and properly completed Letter of Transmittal, or a manually signed facsimile of the Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, as defined in the Offer to Purchase, and any other required documents should be sent to the Depositary together with timely confirmation of their book-entry transfer, if required, all in accordance with the instructions described in the Offer to Purchase and the related Letter of Transmittal.

      Questions and requests for assistance or for additional copies of this Letter of Transmittal, the Offer to Purchase or the Notice of Guaranteed Delivery may be directed to the CIENA Investor Relations Department at (888) 243-6223 or ir@ciena.com.

Very truly yours,

State Street Bank and Trust
Company of California, N.A.

Nothing contained herein or in the enclosed documents shall constitute you or any other person the agent of CIENA, Cyras or the Depositary, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the documents enclosed herewith.

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